Exhibit 99.1

Manitex International, Inc. Reports Record Second Quarter 2012 Results

Revenues Increase 42% to $52.5 Million

Net Income Increases 124% to $2.3 Million, or $0.20 per share

Backlog Reaches $150 Million

Bridgeview, IL, August 7, 2012 — Manitex International, Inc. (Nasdaq: MNTX), a leading provider of engineered lifting solutions including boom truck and rough terrain cranes, rough terrain forklifts, special mission oriented vehicles, container handling equipment and specialized engineered trailers today announced second quarter 2012 results.

Second Quarter 2012 Financial Highlights:

•	Net revenues rose 42% to a record $52.5 million, compared to the prior year’s quarter of $37.1 million, and 23% compared to the first quarter 2012 revenues of $42.8 million.

•	Net income of $2.3 million or $0.20 per share increased 124% compared to the prior year’s quarter of $1.0 million and $0.09 per share.

•	EBITDA (1) increased 68% for the second quarter of 2012 to $5.1 million equaling 9.7 % of sales compared to $3.0 million or 8.2% for the second quarter of 2011.

•

Consolidated backlog of $149.6 million as of June 30, 2012 is a record level for the company, and represents a 79% year to date increase and is 195% higher than the comparable quarter’s backlog a year ago.

Chairman and Chief Executive Officer, David Langevin, commented, “Our second quarter financial performance exceeded our expectations, and delivered record quarterly sales and EPS. The year over year and sequential increases in our sales were led by Manitex boom trucks with growth also coming from each of our manufacturing operations, spanning a diverse range of end-markets. Our backlog continued to grow in the quarter, rising 79% since year-end, and our operating leverage continues to enable our bottom line growth to exceed that of our sales. Our production increases are proceeding as planned, and the demand for our products remains healthy, which as indicated in our continued backlog expansion to $150 million, represents a new company record as of the close of the quarter.”

Second quarter 2012 revenues of $52.5 million increased $15.4 million or 42% from the second quarter of 2011 resulting from strong demand for all products, the benefit of achieving production increases at several facilities, and increased shipments of material handling equipment. Manitex boom truck product specifically was responsible for approximately 50% of the increase where the higher tonnage and higher reach boom trucks for the energy and power line construction sectors continue to represent the principal product in demand. The remaining significant increases in year over year revenues were generated by specialized material handling products and Load King trailers which was driven by strong end user demand in the energy and international sector. Sales of CVS specialized port and container handling equipment increased on a year over year quarterly basis driven by international sales. European markets although subdued remain in line with expectations. Compared to the first quarter of 2012, the strong 23% increase in revenues was a function of achieving planned increases in output ahead of schedule, together with the benefit of shipments of specialized material handling equipment.

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Net income for the second quarter 2012 of $2.3 million or $0.20 per share was an increase of $1.3 million, (124%) or $0.11 per share, over the second quarter of 2011. The 42% year over year improvement in revenue resulted in an increase in gross profit of $3.3 million, which was partially offset by additional expenditures for R&D of $0.3 million and SG&A of $1.0 million. The Company expects to launch new product resulting from this R&D expenditure towards the end of quarter three, 2012, and benefit from the additional profitable growth opportunities in 2013. The increase in SG&A reflects the impact of increased sales related costs from expansion of our sales organization, commissions and increased performance related compensation. As a percent of revenue, SG&A expense declined by 1.8% to 11.3% of revenues compared to 13.2% for the second quarter of 2011.

Andrew Rooke, Manitex International President and Chief Operating Officer, commented, “Second quarter results benefitted from a strong order book coupled with manufacturing and supply chain efficiencies and expansion that delivered well ahead of plan. This was combined with good cost control in manufacturing to slightly improve our gross margin percentage, to 20.5%, and in operating expenses where we reduced our SG&A expense to sales ratio, to 11.3% for the quarter. We are particularly pleased to report that our net income more than doubled in the quarter. Working capital growth to support year to date revenue expansion of 39% has been achieved within our existing lines of credit and we have maintained appropriate and consistent working capital ratios. Ebitda for the quarter of $5.1 million, or 9.7% of sales, represents a quarterly record for us and is in-line with our long-term operating target range, and trailing twelve months Ebitda of $14.5 million provides a strong interest coverage ratio of 5.7. This performance suggests to us that we are well-positioned to continue to capture operating efficiencies and drive bottom-line performance for our shareholders. Lastly, subsequent to the quarter’s end we completed a $4.1 million stock offering, the proceeds of which are being used to retire certain debt obligations which will further improve our balance sheet.”

Outlook

Mr. Langevin continued, “Our investment in new product development over the last several years has resulted in the successful launch of several new products, principally at our Manitex boom truck operations, which has fueled our expansion in the energy sector, a significant area of growth for us. We expect to continue to invest in product development throughout the organization, emulating this successful model to position us for future growth in each of our served markets.”

“We exceeded our expectations for the second quarter with consistent execution by our entire team, achieving revenue growth, earnings growth, and EBITDA margin expansion ahead of plan, and a healthy increase in the backlog. That said, given the signs of uncertainty and slowing growth in the global economy we maintain a cautiously optimistic view, and notwithstanding these conditions, we expect modest growth in the third quarter over the second, full year 2012 results that should show solid increases in sales and profits when compared to 2011, and continued improvements into next year.”

(1)

EBITDA and adjusted net income are non-GAAP (generally accepted accounting principles in the United States of America) financial measures. These measures may be different from non-GAAP financial measures used by other companies. We encourage investors to review the section below entitled “Non-GAAP Financial Measures.”

Conference Call:

Management will today host a conference call at 4:30 p.m. Eastern Time to discuss the results with the investment community. Anyone interested in participating should call 1-888-846-5003 if calling within the United States or 480-629-9856 if calling internationally. A replay will be available until August 14, 2012, which can be accessed by dialing 1-877-870-5176 if calling within the United States or 858-384-5517 if calling internationally. Please use passcode 4556776 to access the replay.

The call will also be accompanied by a webcast over the Internet with slides, which are also accessible at the Investor Relations section of the Company’s corporate website at www.manitexinternational.com.

About Manitex International, Inc.

Manitex International, Inc. is a leading provider of engineered lifting solutions including cranes, reach stackers and associated container handling equipment, rough terrain forklifts, indoor electric forklifts and special mission oriented vehicles, including parts support.

Our Manitex subsidiary manufactures and markets a comprehensive line of boom trucks and sign cranes through a national and international dealership network. Our boom trucks and crane products are primarily used in industrial projects, energy exploration and infrastructure development, including roads, bridges, and commercial construction. Additionally, Badger Equipment Company, a subsidiary located in Winona, Minnesota, manufactures specialized rough terrain cranes and material handling products. Badger primarily serves the needs of the construction, municipality, and railroad industries. Our Italian subsidiary, CVS Ferrari, srl, designs and manufactures a range of reach stackers and associated lifting equipment for the global container handling market, which is sold through a broad dealer network. Our Manitex Liftking subsidiary is a provider of material handling equipment including the Noble straight-mast rough terrain forklift product line, Lowry high capacity cushion tired forklift and Schaeff electric indoor forklifts as well as specialized carriers, heavy material handling transporters and steel mill equipment. Manitex Liftking’s rough terrain forklifts are used in both commercial and military applications. Our subsidiary, Manitex Load King located in Elk Point, South Dakota is a manufacturer of specialized engineered trailers and hauling systems, typically used for transporting heavy equipment.

Our Crane and Machinery division is a Chicago based distributor of cranes including Terex truck and rough terrain cranes, and our own Manitex product line. Crane and Machinery provides aftermarket service in its local market as well as being a leading distributor of OEM crane parts, supplying parts to customers throughout the United States and internationally. The division also provides a wide range of used lifting and construction equipment of various ages and conditions, and has the capability to refurbish the equipment to the customer’s specifications.

Forward-Looking Statement

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Company Contact
Manitex International, Inc.	Hayden IR
David Langevin	Peter Seltzberg
Chairman and Chief Executive Officer	Investor Relations
(708) 237-2060	646-415-8972
djlangevin@manitexinternational.com	peter@haydenir.com

MANITEX INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except for per share amounts)

	June 30, 2012	December 31, 2011
	Unaudited	Unaudited
ASSETS
Cash	$1,728	$71
Trade receivables (net)	35,054	23,913
Accounts receivable finance	330	394
Other receivables	3,062	2,284
Inventory (net)	53,332	42,307
Deferred tax asset	923	923
Prepaid expense and other	2,067	1,317

Total current assets	96,496	71,209

Accounts receivable finance	360	557
Total fixed assets (net)	10,358	11,017
Intangible assets (net)	19,051	20,153
Deferred tax asset	1,390	3,238
Goodwill	15,245	15,267
Other long-term assets	146	150

Total assets	$143,046	$121,591

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable—short term	$6,264	$5,349
Revolving credit facilities	1,946	—
Current portion of capital lease obligations	865	634
Accounts payable	26,865	18,421
Accounts payable related parties	532	470
Accrued expenses	6,799	4,946
Other current liabilities	922	357

Total current liabilities	44,193	30,177

Long-term liabilities
Revolving term credit facilities	31,652	25,874
Deferred tax liability	4,825	4,825
Notes payable	4,442	6,335
Capital lease obligations	4,210	4,035
Deferred gain on sale of building	2,219	2,408
Other long-term liabilities	1,050	1,143

Total long-term liabilities	48,398	44,620

Total liabilities	92,591	74,797

Commitments and contingencies

Shareholders’ equity
Preferred Stock—Authorized 150,000 shares, no shares issued or outstanding at June 30, 2012 and December 31, 2011	—	—
Common Stock—no par value, Authorized, 20,000,000 shares authorized issued and outstanding, 11,727,631 and 11,681,051 at June 30, 2012 and December 31, 2011, respectively	48,979	48,571
Warrants	—	232
Paid in capital	1,133	1,098
Retained earnings (deficit)	161	(3,368)
Accumulated other comprehensive income	182	261

Total shareholders’ equity	50,455	46,794

Total liabilities and shareholders’ equity	$143,046	$121,591

.

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	Unaudited	Unaudited	Unaudited	Unaudited
Net revenues	$52,496	$37,066	$95,345	$68,788
Cost of sales	41,740	29,588	76,013	54,851

Gross profit	10,756	7,478	19,332	13,937
Operating expenses
Research and development costs	649	358	1,319	681
Selling, general and administrative expenses	5,911	4,879	11,297	9,763

Total operating expenses	6,560	5,237	12,616	10,444

Operating income	4,196	2,241	6,716	3,493
Other income (expense)
Interest expense	(620)	(655)	(1,267)	(1,271)
Foreign currency transaction (losses) gains	(108)	33	(94)	48
Other income (loss)	71	(8)	79	17

Total other expense	(657)	(630)	(1,282)	(1,206)

Income before income taxes	3,539	1,611	5,434	2,287
Income tax	1,231	582	1,875	816

Net income	$2,308	$1,029	$3,559	$1,471

Earnings Per Share
Basic	$0.20	$0.09	$0.30	$0.13
Diluted	$0.20	$0.09	$0.30	$0.13
Weighted average common share outstanding
Basic	11,713,206	11,409,533	11,698,256	11,406,177
Diluted	11,729,360	11,601,180	11,707,094	11,591,428

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands, except for share amounts)

	Six Months Ended June 30,
	2012	2011
	Unaudited	Unaudited
Cash flows from operating activities:
Net income	$3,559	$1,471
Adjustments to reconcile net income to cash used for operating activities:
Depreciation and amortization	1,790	1,604
Changes in allowances for doubtful accounts	10	20
Changes in inventory reserves	93	80
Deferred income taxes	1,848	529
Stock based deferred compensation	181	87
Gain on disposal of fixed assets	(72)	(31)
Reserves for uncertain tax provisions	4	5
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(12,133)	(2,973)
Increase) decrease in accounts receivable finance	243	—
(Increase) decrease in inventory	(11,287)	(6,962)
(Increase) decrease in prepaid expenses	(765)	(61)
(Increase) decrease in other assets	4	(71)
Increase (decrease) in accounts payable	8,717	1,868
Increase (decrease) in accrued expense	1,927	(684)
Increase (decrease) in other current liabilities	575	201
Increase (decrease) in other long-term liabilities	(97)	—

Net cash used for operating activities	(5,403)	(4,917)

Cash flows from investing activities:
Proceeds from the sale of fixed assets	98	135
Investments in intangibles other than goodwill	—	(148)
Purchase of property and equipment	(330)	(344)

Net cash used for investing activities	(232)	(357)

Cash flows from financing activities:
Borrowing on revolving term credit facilities	7,761	2,965
Repayments on revolving term credit facility	—	—
Shares repurchased for income tax withholdings on stock based deferred compensation	—	(12)
New borrowings	4,479	4,036
Note payments	(5,296)	(1,219)
Proceeds from capital leases	724	—
Payments on capital lease obligations	(318)	(284)

Net cash provided by financing activities	7,350	5,486

Net increase in cash and cash equivalents	1,716	212
Effect of exchange rate change on cash	(58)	105
Cash and cash equivalents at the beginning of the year	71	662

Cash and cash equivalents at end of period	$1,728	$979

Supplemental Information

In an effort to provide investors with additional information regarding the Company’s results, Manitex International refers to various non-GAAP (U.S. generally accepted accounting principles) financial measures which management believes provides useful information to investors. These measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. Manitex International believes that this information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Manitex International uses these non–GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in thousands of U.S. dollars, and are as of or for the period ended June 30, 2012, unless otherwise indicated.

Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measure: “EBITDA” (earnings before interest, tax, depreciation and amortization). This non-GAAP term, as defined by the Company, may not be comparable to similarly titled measures used by other companies. EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as a substitute for net earnings, operating income and other consolidated earnings data prepared in accordance with GAAP or as a measure of our profitability. A reconciliation of net income to EBITDA is provided below.

The Company’s management believes that EBITDA and EBITDA as a percentage of sales represent key operating metrics for its business. Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is a key indicator used by management to evaluate operating performance. While EBITDA is not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe this measure is useful to investors in assessing our capital expenditure and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies. A reconciliation of EBITDA to GAAP financial measures for the three and six month periods ended June 30, 2012 and 2011 is included with this press release below and with the Company’s related Form 8-K.

Reconciliation of GAAP Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Net income	2,308	1,029	3,559	1,471
Income tax	1,231	582	1,875	816
Interest expense	620	655	1,267	1,271
Foreign currency transaction losses (gain)	108	(33)	94	(48)
Other (income) expense	(71)	8	(79)	(17)
Depreciation & Amortization	920	801	1,790	1,604
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$5,116	$3,042	$8,506	5,097
EBITDA % to sales	9.7%	8.2%	8.9%	7.4%

Backlog

Backlog is defined as purchase orders that have been received by the Company. The disclosure of backlog aids in the analysis the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand. Backlog is not necessarily indicative of sales to be recognized in a specified future period.

	June 30, 2012	March 31, 2012	December 31, 2011	June 30, 2011
Backlog	$149,564	$133,322	$83,700	$50,688
06/31/2012 increase v prior period	-	12.2%	78.7%	195.1%

Current Ratio is calculated by dividing current assets by current liabilities.

	June 30, 2012	December 31, 2011
Current Assets	$96,496	$71,209
Current Liabilities	$44,193	30,177
Current Ratio	2.2	2.4

Days Sales Outstanding, (DSO), is calculated by taking the sum of net trade and related party receivables divided by annualized sales per day (sales for the quarter, multiplied by 4, and the sum divided by 365).

Days Payables Outstanding, (DPO), is calculated by taking the sum of net trade and related party payables divided by annualized cost of sales per day (cost of goods sold for the quarter, multiplied by 4, and the sum divided by 365).

Debt is calculated using the Condensed Consolidated Balance Sheet amounts for current and long term portion of long term debt, capital lease obligations, notes payable and lines of credit.

	June 30 , 2012	December 31, 2011
Current portion of long term debt	$6,264	$5,349
Current portion of revolving term credit facilities	1,946	—
Current portion of capital lease obligations	865	634
Revolving term credit facilities	31,652	25,874
Notes payable – long term	4,442	6,335
Capital lease obligations	4,210	4,035
Debt	$49,379	$42,227

Interest Cover is calculated by dividing EBITDA (Earnings before interest, tax, depreciation and amortization) for the trailing twelve month period (July 1, 2011 to June 30, 2012) by interest expense as reported in the Consolidated Statement of Income for the same period.

12 Month Period July 1, 2011 to June 30, 2012
EBITDA	$14,529
Interest Expense	$2,536
Interest Cover Ratio	5.7

Inventory turns are calculated by multiplying cost of goods sold for the referenced three month period by 4 and dividing that figure by inventory as at the referenced period.

Manufacturing Expenses include manufacturing wages, salaries, fixed and variable overhead costs.

Operating Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus other receivables, plus inventories, less Accounts payable. The Company considers excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business.

	June 30, 2012	December 31, 2011
Trade receivables (net)	$35,054	$23,913
Other receivables	3,062	2,284
Inventory (net)	53,332	42,307
Less: Accounts payable	27,397	18,891
Total Operating Working Capital	$64,051	$49,613
% of Trailing Three Month Annualized Net Sales	30.5%	33.5%

Trailing Twelve Months EBITDA is calculated by adding the reported EBITDA for the past 4 quarters.

Three Months Ended:	EBITDA
September 30, 2011	3,147
December 31, 2011	2,876
March 31, 2012	3,390
June 30, 2012	5,116
Trailing Twelve Months EBITDA	$14,529

Trailing Three Month Annualized Net Sales is calculated using the net sales for quarter, multiplied by four.

	Three Months Ended
	June 30, 2012	June 30, 2011
Net sales	$52,496	$37,066
Multiplied by 4	4	4
Trailing Three Month Annualized Net Sales	$209,984	$148,264

Working capital is calculated as total current assets less total current liabilities

	June 30, 2012	December 31, 2011
Total Current Assets	$96,496	$71,209
Less: Total Current Liabilities	44,193	30,177
Working Capital	$52,303	$41,032